Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company included in this Exhibit 99.3 has been revised to reflect Keen Energy Services, LLC as a discontinued operation in the Company’s consolidated financial statements.  All other information included in this exhibit remains unchanged and does not reflect any other events or developments that have occurred subsequent to February 27, 2012.  Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2011 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management.  More current information is included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 and other filings with the Securities and Exchange Commission.  This exhibit should be read in conjunction with Quantitative and Qualitative Disclosures about Market Risk, and Financial Statements and Supplementary Data included in exhibits 99.4 and 99.5, respectively.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The purpose of this section is to discuss and analyze the Company’s consolidated financial condition, liquidity and capital resources and results of operations.  This analysis should be read in conjunction with the consolidated financial statements, related footnote disclosures and “Cautionary Statement for Forward-Looking Information,” which appear in Part I and elsewhere in this Report.

Liquidity and Capital Resources

General

The Company’s investment portfolio, equity and results of operations can be significantly impacted by the changes in market values of certain securities, particularly during times of increased volatility in security prices.  Changes in the market values of publicly traded available for sale securities are reflected in other comprehensive income (loss) and equity.  However, changes in the market prices of investments for which the Company has elected the fair value option, declines in the fair values of equity securities that the Company deems to be other than temporary, and declines in the fair values of debt securities related to credit losses are reflected in the consolidated statements of operations and equity.  JHYH also owns public securities with changes in market values reflected in its earnings.  Since the Company accounts for JHYH on the equity method of accounting, it records its share of JHYH’s earnings in the consolidated statement of operations which increases the Company’s exposure to volatility in the public securities markets.

The Company’s largest publicly traded available for sale equity securities with changes in market values reflected in other comprehensive income (loss) are Fortescue and Inmet.  During the year ended December 31, 2011, the market value of the Company’s investment in the common shares of Fortescue decreased from $873,931,000 (excluding shares sold in 2011) to $569,256,000.  The market value of the Company’s investment in Inmet decreased from $862,481,000 to $708,193,000.  The market value of the Company’s investment in Jefferies, for which the fair value option was elected, decreased during the year with unrealized losses reflected in operations as a component of income related to associated companies.  During the year ended December 31, 2011, the Company recognized an unrealized loss related to its investment in Jefferies of $684,397,000.

Liquidity

Leucadia National Corporation is a holding company whose assets principally consist of the stock of its direct subsidiaries, cash and cash equivalents and other non-controlling investments in debt and equity securities.  The Company continuously evaluates the retention and disposition of its existing operations and investments and investigates possible acquisitions of new businesses in order to maximize shareholder value.  Accordingly, further acquisitions, divestitures, investments and changes in capital structure are possible.  Its principal sources of funds are its available cash resources, liquid investments, public and private capital market transactions, repayment of subsidiary advances, funds distributed from its subsidiaries as tax sharing payments, management and other fees, and borrowings and dividends from its subsidiaries, as well as dispositions of existing businesses and investments.

In addition to cash and cash equivalents, the Company also considers investments classified as current assets and investments classified as non-current assets on the face of its consolidated balance sheet as being generally available to meet its liquidity needs.  Securities classified as current and non-current investments are not as liquid as cash and cash equivalents, but they are generally easily convertible into cash within a relatively short period of time.  As of December 31, 2011, the sum of these amounts aggregated $2,545,500,000.  However, since $694,265,000 of this amount is pledged as collateral pursuant to various agreements, is subject to trading restrictions, represents investments in non-public securities or is held by subsidiaries that are party to agreements that restrict the Company’s ability to use the funds for other purposes, the Company does not consider those amounts to be available to meet its liquidity needs.  The $1,851,235,000 that is available is comprised of cash and short-term bonds and notes of the U.S. Government and its agencies, U.S. Government-Sponsored Enterprises and other publicly traded debt and equity securities (including the Fortescue and Inmet common shares).  The Company’s available liquidity, and the investment income realized from cash, cash equivalents and marketable securities is used to meet the Company’s short-term recurring cash requirements, which are principally the payment of interest on its debt and corporate overhead expenses.

The holding company’s only long-term cash requirement is to make principal payments on its long-term debt ($1,474,311,000 principal outstanding as of December 31, 2011).  In January 2012, the Company called for redemption $511,344,000 aggregate principal amount of bonds pursuant to pre-existing call rights; excluding accrued interest the Company will pay an aggregate of $528,308,000 to redeem the bonds in March 2012.  The contractual maturity of these bonds was $423,140,000 in 2017 and $88,204,000 in 2027.  Excluding these bonds, the holding company’s remaining long-term debt matures as follows: $406,745,000 in 2013, $97,581,000 in 2014 and $458,641,000 in 2015.  Historically, the Company has used its available liquidity to make acquisitions of new businesses and other investments, but, except as disclosed in this Report, the timing of any future investments and the cost cannot be predicted.

From time to time in the past, the Company has accessed public and private credit markets and raised capital in underwritten bond financings.  The funds raised have been used by the Company for general corporate purposes, including for its existing businesses and new investment opportunities.  However, given the recent volatility in the credit markets, if and when the Company decides to raise funds through an underwritten bond offering it might be at a higher interest rate than in the past, or with terms that the Company may not find acceptable.  The Company has no current intention to seek additional bond financing, and will rely on its existing liquidity to fund corporate overhead expenses and corporate interest payments and, to fund new investing opportunities, it may also dispose of existing businesses and investments.  The Company’s senior debt obligations are rated four levels below investment grade by Moody’s Investors Services, two levels below investment grade by Fitch Ratings and one level below investment grade by Standard & Poor’s.  Ratings issued by bond rating agencies are subject to change at any time.

In March 2011, the Company invested an additional $50,000,000 in Sangart, which increased its ownership interest to approximately 96%.

In June 2011, a subsidiary of the Company purchased the assets of Seghesio Family Vineyards, the owner and operator of premium estate vineyards and a winery located in Healdsburg, California.  The cash purchase price was $86,018,000, which was primarily allocated as follows: $48,503,000 to property, equipment and leasehold improvements, $22,250,000 to amortizable intangible assets, $1,053,000 to goodwill and $12,962,000 to prepaids and other current assets (principally inventory).

During 2009, a subsidiary of Berkshire Hathaway provided Berkadia with a five-year, $1 billion secured credit facility, which was used to fund outstanding mortgage loans and servicer advances, purchase mortgage servicing rights and for working capital needs.  In 2010, Berkadia’s secured credit facility was amended to increase the size of the credit facility to $1.5 billion, with the Company agreeing to provide the increased funds under the facility.  In 2011, Berkadia fully repaid the amount outstanding under its secured credit facility, including $250,000,000 that was loaned by the Company, with funds generated by commercial paper sales of an affiliate of Berkadia.  Effective as of December 31, 2011, the secured credit facility was terminated.  All of the proceeds from the commercial paper sales are used by Berkadia to fund new mortgage loans, servicer advances, investments and other working capital requirements.  Repayment of the commercial paper is supported by a $2,500,000,000 surety policy issued by a Berkshire Hathaway insurance subsidiary and corporate guaranty, and the Company has agreed to reimburse Berkshire Hathaway for one-half of any losses incurred.  As of December 31, 2011, the aggregate amount of commercial paper outstanding was $2,000,000,000.

During 2011, the Company sold 117,400,000 common shares of Fortescue for net cash proceeds of $732,217,000, which resulted in the recognition of a net securities gain of $628,197,000.  In January 2012, the Company sold 100,000,000 Fortescue common shares for net cash proceeds of $506,490,000, and will record a net securities gain of $417,887,000 during the three month period ending March 31, 2012.

During 2011, the Company received $171,718,000 from FMG (net of $19,080,000 in withholding taxes) in payment of interest due on the FMG Note for the twelve month period ended June 30, 2011.  In January 2012, the Company received $97,093,000 (net of $10,788,000 in withholding taxes) from FMG in payment of interest due for the second half of 2011.  Future interest payments under the FMG Note will be dependent upon the physical volume of iron ore sold and the selling price, which can fluctuate widely, as well as the outcome of the litigation as described below.  As a result, it is not possible to predict whether interest earned in the most recent year will continue at the same level in future years.

In August 2010, the Company was advised that Fortescue is asserting that FMG is entitled to issue additional notes identical to the FMG Note in an unlimited amount.  Fortescue further claims that any interest to be paid on additional notes can dilute, on a pro rata basis, the Company’s entitlement to the stated interest of 4% of net revenue.  The Company does not believe that FMG has the right to issue additional notes which affect the Company’s interest or that the interpretation by Fortescue of the terms of the FMG Note, as currently claimed by Fortescue, reflects the agreement between the parties.

In September 2010, the Company filed a Writ of Summons against Fortescue, FMG and Fortescue’s then Chief Executive Officer in the Supreme Court of Western Australia.  The Writ of Summons seeks, among other things, an injunction restraining the issuance of any additional notes identical to the FMG Note and damages.  If the litigation is ultimately determined adversely to the Company and additional notes are issued, the Company’s future cash flows from the FMG Note and future results of operations would be significantly and adversely affected to the extent of the dilution resulting from the issuance of such additional notes.

During 2011, the Company purchased an aggregate of 8,654,639 Jefferies common shares through a public offering, in private transactions and in the open market for total cash consideration of $167,753,000.

During 2011, the Company acquired 10,422,859 common shares of Mueller, representing approximately 27.3% of the outstanding common shares of Mueller, for aggregate cash consideration of $408,558,000.  The Company has entered into a standstill agreement with Mueller for the two year period ending September 1, 2013, pursuant to which, among other things, the Company has agreed not to sell its shares if the buyer would own more than 4.9% of the outstanding shares.

On December 30, 2011, the Company acquired 78.9% of National Beef for aggregate net cash consideration of $867,869,000, and National Beef became a consolidated subsidiary of the Company.  At December 31, 2011, National Beef’s credit facility consisted of a $323,750,000 outstanding term loan and a revolving credit line of up to $250,000,000; amounts outstanding under the facility mature in June 2016.  The term loan requires quarterly principal payments of $9,250,000.  The term loan and the revolving credit facility bear interest at the Base Rate or the LIBOR Rate (as defined in the credit facility), plus a margin ranging from .75% to 2.50% depending upon certain financial ratios and the rate selected.  At December 31, 2011, the interest rate on the term loan was 2.1% and the interest rate in the revolving credit facility was 2.2%.  The credit facility is secured by a first priority lien on substantially all of the assets of National Beef and its subsidiaries, which aggregated $1,786,855,000 at December 31, 2011.  The Company has not guaranteed any of National Beef’s liabilities.  For more information on the allocation of the purchase price to National Beef’s individual assets and liabilities, see Critical Accounting Estimates below.

In February 2009, the Board of Directors authorized the Company, from time to time, to purchase its outstanding debt securities through cash purchases in open market transactions, privately negotiated transactions or otherwise.  Such repurchases, if any, depend upon prevailing market conditions, the Company’s liquidity requirements and other factors; such purchases may be commenced or suspended at any time without notice.

In March 2007, the Board of Directors increased the number of the Company’s common shares that the Company is authorized to purchase.  Such purchases may be made from time to time in the open market, through block trades or otherwise.  Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without notice.  During the three year period ended December 31, 2011, the only common shares acquired by the Company were in connection with the exercise of stock options.  As of February 16, 2012, the Company is authorized to repurchase 11,987,880 common shares.

The Company and certain of its subsidiaries have substantial NOLs and other tax attributes.  The amount and availability of the NOLs and other tax attributes are subject to certain qualifications, limitations and uncertainties.  In order to reduce the possibility that certain changes in ownership could impose limitations on the use of the NOLs, the Company’s certificate of incorporation contains provisions which generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of five percent or more of the common shares and the ability of persons or entities now owning five percent or more of the common shares from acquiring additional common shares.  The restrictions will remain in effect until the earliest of (a) December 31, 2024, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) or (c) the beginning of a taxable year to which certain tax benefits may no longer be carried forward.  For more information about the NOLs and other tax attributes, see Note 19 of Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

As discussed above, the Company has historically relied on its available liquidity to meet its short-term and long-term needs, and to make acquisitions of new businesses and investments.  Except as otherwise disclosed herein, the Company’s operating businesses do not generally require significant funds to support their operating activities, and the Company does not depend on positive cash flow from its operating segments to meet its liquidity needs.  The components of the Company’s operating businesses and investments change frequently as a result of acquisitions or divestitures, the timing of which is impossible to predict but which often have a significant impact on the Company’s consolidated statements of cash flows in any one period.  Further, the timing and amounts of distributions from investments in associated companies may be outside the control of the Company.  As a result, reported cash flows from operating, investing and financing activities do not generally follow any particular pattern or trend, and reported results in the most recent period should not be expected to recur in any subsequent period.

Net cash of $9,084,000 and $431,266,000 was provided by operating activities in 2011 and 2010, respectively. The change in operating cash flows reflects interest payments received from FMG ($171,718,000 in 2011 and $154,930,000 in 2010, net of withholding taxes), greater income tax payments, lower interest payments and the proceeds received from the sale of ACF in excess of the cost of the investment in 2010 ($404,700,000).  Keen, a discontinued operation, generated funds of $23,446,000 and $7,311,000 during 2011 and 2010, respectively; Premier generated funds of $26,516,000 and $26,524,000 during 2011 and 2010, respectively; and the Company’s manufacturing segments generated funds of $12,819,000 and $28,333,000 during 2011 and 2010, respectively.  Funds used by Sangart, a development stage company, increased to $39,396,000 during 2011 from $23,757,000 during 2010.  During 2011, distributions from associated companies principally include earnings distributed by Berkadia ($23,636,000), Jefferies ($7,789,000) and Garcadia ($5,654,000).  In 2010, distributions from associated companies principally include ACF, earnings distributed by Berkadia ($29,000,000) and Jefferies ($14,575,000).  Net gains related to real estate, property and equipment, and other assets in 2011 include a gain of $81,848,000 on forgiveness of debt related to the Myrtle Beach project.  Funds provided by operating activities include $4,690,000 and $11,640,000 in 2011 and 2010, respectively, from funds distributed by Empire Insurance Company (“Empire”), a discontinued operation.

Net cash of $431,266,000 was provided by operating activities in 2010 as compared to $133,398,000 of cash used for operating activities in 2009.  The change in operating cash flows reflects the sale of ACF in 2010, interest paid on the FMG Note in 2010, greater income tax payments, lower interest payments and increased distributions of earnings from associated companies.  The telecommunications operations of STi Prepaid, LLC (“STi Prepaid”), which was sold during 2010, generated funds from operating activities of $532,000 in 2010 and $3,355,000 in 2009.  The property management and services operations of ResortQuest International, LLC (“ResortQuest”), which was sold in 2010, generated funds from operating activities of $6,268,000 in 2010 and used funds of $888,000 in 2009.  Keen, which became a consolidated subsidiary in November 2009, generated funds of $7,311,000 in 2010 and used funds of $5,410,000 in 2009.  Premier generated funds of $26,524,000 and $21,866,000 in 2010 and 2009, respectively; and the Company’s manufacturing segments generated funds from operating activities of $28,333,000 and $30,342,000 in 2010 and 2009, respectively.  Funds used by Sangart, a development stage company, were $23,757,000 in 2010 and $20,334,000 in 2009.  In 2010, distributions from associated companies principally include ACF, earnings distributed by Berkadia ($29,000,000) and Jefferies ($14,575,000).  In 2009, distributions from associated companies principally include earnings distributed by HFH ShortPLUS Fund L.P. (“Shortplus”) ($14,545,000), Keen ($8,379,000) and Garcadia ($11,108,000).  Funds provided by operating activities include $11,640,000 and $11,253,000 in 2010 and 2009, respectively, from funds distributed by Empire.

Net cash of $175,297,000 and $208,718,000 was used for investing activities in 2011 and 2010, respectively, as compared to net cash flows provided by investing activities of $71,971,000 in 2009.  During 2011, proceeds from disposals of real estate, property and equipment, and other assets include $12,040,000 from the sale of certain of Keen’s rigs.  Acquisitions, net of cash acquired, primarily relates to the Company’s acquisition of National Beef and Seghesio Family Vineyards.  Proceeds from disposal of discontinued operations, net of expenses and cash of operations sold principally include STi Prepaid ($10,644,000) in 2011 and ResortQuest ($52,135,000), a shopping center ($17,064,000) and STi Prepaid ($(9,819,000)) in 2010.  Investments in associated companies include Jefferies ($167,753,000), Mueller ($408,558,000), Linkem ($88,575,000) and Garcadia ($32,400,000) in 2011, Berkadia ($292,544,000), Las Cruces ($2,687,000), Jefferies ($17,998,000) and ACF ($7,236,000) in 2010 and Las Cruces ($43,320,000), ACF ($13,316,000) and Berkadia ($217,169,000) in 2009.  Capital distributions and loan repayment from associated companies include Berkadia ($283,530,000), JHYH ($8,710,000), Jefferies ($8,326,000) and Garcadia ($10,382,000) in 2011, ACF ($425,842,000), Berkadia ($44,544,000), JHYH ($17,077,000), Wintergreen Partners Fund, L.P. (“Wintergreen”) ($4,397,000) and Garcadia ($8,778,000) in 2010 and Keen ($28,340,000), Wintergreen ($38,958,000), Shortplus ($24,861,000) and Starboard Value Opportunity Partners, LP ($11,502,000) in 2009.

Net cash of $106,637,000 and $21,948,000 was used for financing activities in 2011 and 2009, respectively, as compared to net cash provided by financing activities of $64,664,000 in 2010.  Issuance of long-term debt primarily reflects the increase in repurchase agreements of $16,358,000, $202,539,000 and $47,494,000 for 2011, 2010 and 2009, respectively, and, in 2011, $75,947,000 borrowed by National Beef under its revolving credit facility.  Immediately after the Company’s acquisition of its interest, National Beef borrowed funds to redeem the interest of its chief executive officer pursuant to pre-existing put rights.

Reduction of debt for 2011 includes $19,275,000 in full satisfaction of the Myrtle Beach project’s non-recourse indebtedness, $32,881,000 on the maturity of debt of a subsidiary that was collateralized by certain of the Company’s corporate aircraft, $8,500,000 for the repayment of Keen’s line of credit and $82,531,000 in the aggregate for the buyback of $21,359,000 principal amount of the Company’s 8 1/8% Senior Notes due 2015, $54,860,000 principal amount of the Company’s 7 1/8% Senior Notes due 2017 and $1,350,000 principal amount of the Company’s 8.65% Junior Subordinated Deferrable Interest Debentures due 2027.  Reduction of debt for 2010 includes $10,226,000 for repayment of debt by a subsidiary, and $80,859,000 in the aggregate for the buyback of $5,500,000 principal amount of the 7 3/4% Senior Notes, $27,200,000 principal amount of the 7% Senior Notes, $20,000,000 principal amount of the 8 1/8% Senior Notes, $22,000,000 principal amount of the 7 1/8% Senior Notes, and $2,146,000 principal amount of the 8.65% Junior Subordinated Deferrable Interest Debentures.  Reduction of debt for 2009 includes $35,361,000 in the aggregate for the buyback of $35,555,000 principal amount of the 7% Senior Notes and $6,500,000 principal amount of the 8.65% Junior Subordinated Deferrable Interest Debentures.  Purchase of interest in subsidiary by noncontrolling interest for 2011 represents the acquisition of a minority interest in National Beef by its chief executive officer immediately after the Company acquired its interest.  Issuance of common shares reflects the exercise of employee stock options for all periods.

Debt due within one year includes $417,479,000 and $401,121,000 at December 31, 2011 and 2010, respectively, relating to repurchase agreements of one of the Company’s subsidiaries.  These fixed rate repurchase agreements have a weighted average interest rate of approximately 0.3%, mature in January 2012 and are secured by non-current investments with a carrying value of $432,768,000 at December 31, 2011.  These borrowings are used solely to fund a portion of the purchase price of a segregated portfolio of mortgage pass-through certificates issued by U.S. Government agencies (GNMA) and by U.S. Government-Sponsored Enterprises (FHLMC or FNMA).  The securities purchased are generally adjustable rate certificates, secured by seasoned pools of securitized, highly rated residential mortgages, and the certificates acquired generally represent all of the certificates issued by the securitization.

The Company’s senior note indentures contain covenants that restrict its ability to incur more Indebtedness or issue Preferred Stock of Subsidiaries unless, at the time of such incurrence or issuance, the Company meets a specified ratio of Consolidated Debt to Consolidated Tangible Net Worth, limit the ability of the Company and Material Subsidiaries to incur, in certain circumstances, Liens, limit the ability of Material Subsidiaries to incur Funded Debt in certain circumstances, and contain other terms and restrictions all as defined in the senior note indentures.  The Company has the ability to incur substantial additional indebtedness or make distributions to its shareholders and still remain in compliance with these restrictions.  If the Company is unable to meet the specified ratio, the Company would not be able to issue additional Indebtedness or Preferred Stock, but the Company’s inability to meet the applicable ratio would not result in a default under its senior note indentures.  The senior note indentures do not restrict the payment of dividends.  Certain of the debt instruments of subsidiaries of the Company require that collateral be provided to the lender; principally as a result of such requirements, the assets of subsidiaries which are subject to limitations on transfer of funds to the Company were $2,251,548,000 at December 31, 2011.

As shown below, at December 31, 2011, the Company’s contractual cash obligations totaled $3,171,458,000.

	Payments Due by Period (in thousands)
Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Indebtedness, including current maturities	$2,325,269	$446,743	$582,193	$782,989	$513,344
Estimated interest expense on debt	499,920	117,908	188,094	110,991	82,927
Cattle commitments	101,399	101,399	–	–	–
Planned funding of pension and
postretirement obligations	63,073	3,000	60,073	–	–
Operating leases, net of sublease income	104,833	20,205	34,051	17,651	32,926
Asset purchase obligations	16,648	5,158	7,835	2,388	1,267
Other	60,316	19,011	9,839	8,838	22,628

Total Contractual Cash Obligations	$3,171,458	$713,424	$882,085	$922,857	$653,092

Contractual cash obligations aggregating $783,135,000 related to indebtedness called for redemption in 2012 are reflected in the table above in the period of their original contractual maturities.

The estimated interest expense on debt includes interest related to variable rate debt which the Company determined using rates in effect at December 31, 2011.  Amounts related to the Company’s pension liability ($63,073,000) are included in the table in the less than 1 year period ($3,000,000) and the remainder in the 1-3 years period; however, the exact timing of those cash payments is uncertain.  The above amounts do not include liabilities for unrecognized tax benefits as the timing of payments, if any, is uncertain.  Such amounts aggregated $9,800,000 at December 31, 2011; for more information, see Note 19 of Notes to Consolidated Financial Statements.

When the Company sold its former telecommunications subsidiary, WilTel Communications Group, LLC (“WilTel”) in 2005, WilTel’s defined benefit pension plan was not transferred in connection with the sale.  At December 31, 2011, the Company had recorded a liability of $63,073,000 on its consolidated balance sheet for WilTel’s unfunded defined benefit pension plan obligation.  This amount represents the difference between the present value of amounts owed to former employees of WilTel (referred to as the projected benefit obligation) and the market value of plan assets set aside in segregated trust accounts.  Since the benefits in this plan have been frozen, future changes to the unfunded benefit obligation are expected to principally result from benefit payments, changes in the market value of plan assets, differences between actuarial assumptions and actual experience and interest rates.

The Company expects to make substantial contributions to the segregated trust account for the WilTel defined benefit pension plan in the future to reduce its plan liabilities although the timing after 2012 is uncertain.  The Company expects to contribute $3,000,000 to WilTel’s defined benefit pension plan in 2012.  The tax deductibility of contributions is not a primary consideration, principally due to the availability of the Company’s NOLs to otherwise reduce taxable income.

As of December 31, 2011, certain amounts for the WilTel plan are as follows (dollars in thousands):

Projected benefit obligation	$251,949
Funded status – balance sheet liability at December 31, 2011	63,073
Deferred losses included in other comprehensive income (loss)	104,424
Discount rate used to determine the projected benefit obligation	4.4%

Calculations of pension expense and projected benefit obligations are prepared by actuaries based on assumptions provided by management.  These assumptions are reviewed on an annual basis, including assumptions about discount rates, interest credit rates and expected long-term rates of return on plan assets.  The timing of expected future benefit payments was used in conjunction with the Citigroup Pension Discount Curve to develop a discount rate that is representative of the high quality corporate bond market.

This discount rate will be used to determine pension expense in 2012.  Holding all other assumptions constant, a 0.25% change in this discount rate would affect pension expense by $492,000 and the benefit obligation by $9,182,000.

The deferred losses included in other comprehensive income (loss) primarily result from differences between the actual and assumed return on plan assets and changes in actuarial assumptions, including changes in discount rates and changes in interest credit rates.  Deferred losses are amortized to expense if they exceed 10% of the greater of the projected benefit obligation or the market value of plan assets as of the beginning of the year; such amount aggregated $71,131,000 at December 31, 2011.  A portion of these excess deferred losses will be amortized to expense during 2012 based on an amortization period of twelve years.

    The assumed long-term rates of return on plan assets are based on the investment objectives of the plan, which are more fully discussed in Note 20 of Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

    At December 31, 2011, the Company’s off-balance sheet arrangements consist of guarantees and letters of credit.  Pursuant to an agreement that was entered into before the Company sold CDS Holding Corporation ("CDS") to HomeFed in 2002, the Company agreed to provide project improvement bonds for the San Elijo Hills project.  These bonds, which are for the benefit of the City of San Marcos, California and other government agencies, are required prior to the commencement of any development at the project.  CDS is responsible for paying all third party fees related to obtaining the bonds.  Should the City or others draw on the bonds for any reason, CDS and one of its subsidiaries would be obligated to reimburse the Company for the amount drawn.  At December 31, 2011, the amount of outstanding bonds was $1,224,000, almost all of which expires in 2012 and 2013.

    Subsidiaries of the Company have outstanding letters of credit aggregating $36,524,000 at December 31, 2011, principally to secure various obligations.  All of these letters of credit expire before 2016.

As discussed above, the Company and Berkshire Hathaway have agreed to share equally any losses incurred under a $2,500,000,000 surety policy and corporate guaranty issued by Berkshire Hathaway for a commercial paper program funding sponsored by Berkadia.  As of December 31, 2011, the aggregate amount of commercial paper outstanding was $2,000,000,000.

Critical Accounting Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP.  The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities.  On an on-going basis, the Company evaluates all of these estimates and assumptions.  The following areas have been identified as critical accounting estimates because they have the potential to have a significant impact on the Company's financial statements, and because they are based on assumptions which are used in the accounting records to reflect, at a specific point in time, events whose ultimate outcome won’t be known until a later date.  Actual results could differ from these estimates.

Income Taxes – The Company records a valuation allowance to reduce its net deferred tax asset to the net amount that is more likely than not to be realized.  If in the future the Company determines that it is more likely than not that the Company will be able to realize its net deferred tax asset in excess of its net recorded amount, an adjustment to increase the net deferred tax asset would increase income in such period.  If in the future the Company were to determine that it would not be able to realize all or part of its recorded net deferred tax asset, an adjustment to decrease the net deferred tax asset would be charged to income in such period.  The Company is required to consider all available evidence, both positive and negative, and to weight the evidence when determining whether a valuation allowance is required and the amount of such valuation allowance.  Generally, greater weight is required to be placed on objectively verifiable evidence when making this assessment, in particular on recent historical operating results.

During 2010, the Company realized significant gains from the sale of certain investments, recorded significant unrealized gains in the fair values of other investments and began to experience modest improvement in the operating results in some business segments.  Additionally, the Company’s cumulative taxable income for recent years became a positive amount, reflecting the realized gains on the sales of ACF and Las Cruces during the fourth quarter of 2010.  With this recent positive evidence the Company gave greater weight to its revised projections of future taxable income, which consider significant unrealized gains in its investment portfolio, and to its long-term historical ability to generate significant amounts of taxable income when assessing the amount of its required valuation allowance.  As a result, the Company was able to conclude that it is more likely than not that it will have future taxable income sufficient to realize a significant portion of the Company’s net deferred tax asset; accordingly, $1,157,111,000 of the deferred tax valuation allowance was reversed as a credit to income tax expense on December 31, 2010.  In addition to its projections of future taxable income, the Company is relying upon the sale of investments that have unrealized gains before the NOLs expire and the corresponding reversal of related deferred tax liabilities to realize a portion of its net deferred tax asset.

The Company’s estimate of future taxable income considers all available evidence, both positive and negative, about its operating businesses and investments, included an aggregation of individual projections for each significant operating business and investment, estimated apportionment factors for state and local taxing jurisdictions and included all future years that the Company estimated it would have available NOLs (until 2029).  The Company believes that its estimate of future taxable income is reasonable but inherently uncertain, and if its current or future operations and investments generate taxable income different than the projected amounts, further adjustments to the valuation allowance are possible.  In addition to the reversal of deferred tax liabilities related to unrealized gains, the Company will need to generate approximately $4,600,000,000 of future U.S. pre-tax income to fully realize its net deferred tax asset.  The current balance of the deferred tax valuation allowance principally reserves for NOLs of certain subsidiaries that are not available to offset income generated by other members of the Company’s consolidated tax return group.

The Company also records reserves for contingent tax liabilities based on the Company’s assessment of the probability of successfully sustaining its tax filing positions.

Impairment of Long-Lived Assets – The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable.  When testing for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group).  The determination of whether an asset group is recoverable is based on management’s estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value.  If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.

One of the Company’s real estate subsidiaries (MB1) had been the owner and developer of a mixed use real estate project located in Myrtle Beach, South Carolina.  The project was comprised of a retail center with approximately 346,000 square feet of retail space, 41,000 square feet of office space and 195 residential apartment rental units.  The acquisition and construction costs were funded by capital contributed by the Company and nonrecourse indebtedness with a balance of $100,524,000 at December 31, 2010, that was collateralized by the real estate.

During the second quarter of 2009, MB1 was unable to make scheduled payments under its interest rate swap agreement and received several default notices under its bank loan.  These events constituted a change in circumstances that caused the Company to evaluate whether the carrying amount of MB1’s real estate asset was recoverable.  The Company prepared cash flow models and utilized a discounted cash flow technique to determine the fair value of MB1’s real estate.  The most significant assumptions in the Company’s cash flow models were the discount rate (11%) and the capitalization rate used to estimate the selling price of the retail center (9%); these rates were selected based on published reports of market conditions for similar properties.  Based on its evaluation, the Company recorded an impairment charge of $67,826,000 during the second quarter of 2009 (classified as selling, general and other expenses).  Although MB1’s bank loan matured in October 2009, it was not repaid since MB1 did not have sufficient funds and the Company was under no obligation to provide the funds to MB1 to pay off the loan.

During the second quarter of 2010, MB1 entered into an agreement with its lenders under which, among other things, MB1 agreed not to interfere with or oppose foreclosure proceedings and the lenders agreed to release MB1 and various guarantors of the loan.  A receiver was put in place at the property, foreclosure proceedings commenced and an auction of the property was conducted; however, the Company was informed during the fourth quarter of 2010 that the highest bidder for the property failed to close.  In December 2010, the Company was invited to make a bid for the property, with the condition that a foreclosure sale to the Company must close as soon as possible without any due diligence period, which new bidders for the property would require.  A subsidiary of the Company offered $19,275,000 for the property (including net working capital amounts); the offer was accepted and the foreclosure sale closed on January 7, 2011.

As a result of the failure of the initial buyer to purchase the property and the subsequent sale to the Company in 2011, the Company concluded that the carrying value of the property was further impaired at December 31, 2010; accordingly, the Company recorded an additional impairment charge in 2010 of $47,074,000 to reflect the property at its fair value of $18,094,000.  At closing in 2011, MB1 was released from any remaining liability under the bank loan; accordingly, the remaining balance due after payment of the purchase price ($81,848,000) was recognized in other income in 2011.  Including the cash paid in the foreclosure sale, the Company’s cumulative net cash investment in this project is $85,595,000.

There were no significant impairment charges recorded during 2011.  During 2010, the Company recorded impairment charges in selling, general and other expenses of $2,357,000 for another real estate project and $1,449,000 in the corporate segment for one of its corporate aircraft that was later sold.  In 2009, the Company recorded impairment charges in selling, general and other expenses of $2,563,000 related to its manufacturing segment (primarily Idaho Timber) and $3,646,000 related to its real estate segment.

Current economic conditions have adversely affected most of the Company’s operations and investments.  A worsening of current economic conditions or a prolonged recession could cause a decline in estimated future cash flows expected to be generated by the Company’s operations and investments.  If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in intangible assets and property and equipment (for example, beef processing, manufacturing, gaming entertainment, real estate and certain associated company investments), impairment charges would have to be recorded.

Impairment of Equity Method Investments – The Company evaluates equity method investments for impairment when operating losses or other factors may indicate a decrease in value which is other than temporary.  For investments in investment partnerships that are accounted for under the equity method, the Company obtains from the investment partnership financial statements, net asset values and other information on a quarterly basis and annual audited financial statements.  On a quarterly basis, the Company also makes inquiries and discusses with investment managers whether there were significant procedural, valuation, composition and other changes at the investee.  Since these investment partnerships record their underlying investments at fair value, after application of the equity method the carrying value of the Company’s investment is equal to its share of the investees’ underlying net assets at their fair values.  Absent any unusual circumstances or restrictions concerning these investments, which would be separately evaluated, it is unlikely that any additional impairment charge would be required.

For equity method investments in operating businesses, the Company considers a variety of factors including economic conditions nationally and in their geographic areas of operation, adverse changes in the industry in which they operate, declines in business prospects, deterioration in earnings, increasing costs of operations and other relevant factors specific to the investee.  Whenever the Company believes conditions or events indicate that one of these investments might be significantly impaired, the Company will obtain from such investee updated cash flow projections and impairment analyses of the investee assets.  The Company will use this information and, together with discussions with the investee’s management, evaluate if the book value of its investment exceeds its fair value, and if so and the situation is deemed other than temporary, record an impairment charge.

During the second quarter of 2009, the Company’s equity in losses of Garcadia included impairment charges for goodwill and other intangible assets aggregating $32,348,000.  Garcadia’s automobile dealerships had been adversely impacted by general economic conditions, and the bankruptcy filings by two of the three largest U.S. automobile manufacturers was a change in circumstances that caused Garcadia to evaluate the recoverability of its goodwill and other intangible assets.  Garcadia prepared discounted cash flow projections for each of its dealerships and concluded that the carrying amount of its goodwill and other intangible assets was impaired.

Impairment of Securities – Declines in the fair value of equity securities considered to be other than temporary and declines in the fair values of debt securities related to credit losses are reflected in net securities gains (losses) in the consolidated statements of operations.  The Company evaluates its investments for impairment on a quarterly basis.

The Company’s determination of whether a security is other than temporarily impaired incorporates both quantitative and qualitative information; GAAP requires the exercise of judgment in making this assessment, rather than the application of fixed mathematical criteria.  The various factors that the Company considers in making its determination are specific to each investment.  For publicly traded debt and equity securities, the Company considers a number of factors including, but not limited to, the length of time and the extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, the reason for the decline in fair value, changes in fair value subsequent to the balance sheet date, the ability and intent to hold investments to maturity, and other factors specific to the individual investment.  For investments in private equity funds and non-public securities, the Company bases its determination upon financial statements, net asset values and/or other information obtained from fund managers or investee companies.

The Company recorded the following impairment charges for securities in the consolidated statement of operations during the three year period ended December 31, 2011 (in thousands):

	2011	2010	2009

Publicly traded securities	$3,243	$–	$14,384
Non-public securities and private equity funds	8	767	2,224
Non-agency mortgage-backed bond securitizations	335	1,707	14,812
Totals	$3,586	$2,474	$31,420

The Company’s assessment involves a high degree of judgment and accordingly, actual results may differ significantly from the Company’s estimates and judgments.

Credit Quality of Financing Receivables and Allowance for Credit Losses – The Company’s operating subsidiaries do not provide financing to their customers in the ordinary course of business.  However, the Company does have the FMG Note, which had a balance of $40,801,000 at December 31, 2011, that meets the accounting definition of a finance receivable.  The Company exercises judgment in evaluating the credit risk and collectability of this note.  This assessment was made prior to the inception of the credit exposure and continues to be made at regular intervals.  The various factors that the Company considers in making its assessment include the current and projected financial condition of FMG, the Company’s collection experience and the length of time until the note becomes due.  As a result of its assessment, the Company concluded that an allowance for credit losses was not required as of December 31, 2011.

Business Combinations – At acquisition, the Company allocates the cost of a business acquisition to the specific tangible and intangible assets acquired and liabilities assumed based upon their fair values.  Significant judgments and estimates are often made by the Company’s management to determine these values, and may include the use of appraisals, consideration of market quotes for similar transactions, use of discounted cash flow techniques or consideration of other information the Company believes to be relevant.  The finalization of the purchase price allocation will typically take a number of months to complete, and if final values are significantly different from initially recorded amounts adjustments to prior periods may be required.  Any excess of the cost of a business acquisition over the fair values of the net assets and liabilities acquired is recorded as goodwill, which is not amortized to expense.  If the fair values of the net assets and liabilities acquired are greater than the purchase price, the excess is treated as a bargain purchase and recognized in income.  Recorded goodwill of a reporting unit is required to be tested for impairment on an annual basis, and between annual testing dates if events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its net book value.  At December 31, 2011, the book value of goodwill was $18,119,000 and was not impaired.

Subsequent to the finalization of the purchase price allocation, any adjustments to the recorded values of acquired assets and liabilities would be reflected in the Company’s consolidated statement of operations.  Once final, the Company is not permitted to revise the allocation of the original purchase price, even if subsequent events or circumstances prove the Company’s original judgments and estimates to be inaccurate.  In addition, long-lived assets recorded in a business combination like property and equipment, intangibles and goodwill may be deemed to be impaired in the future resulting in the recognition of an impairment loss.  The assumptions and judgments made by the Company when recording business combinations will have an impact on reported results of operations for many years into the future.

In December 2011, the Company acquired 78.9% of National Beef and it became a consolidated subsidiary of the Company.  The preliminary allocation of the purchase price included $446,166,000 to property, equipment and leasehold improvements, $809,569,000 to amortizable intangible assets, $8,915,000 to goodwill, $269,395,000 to net working capital accounts, $357,529,000 to long-term debt and $304,356,000 to redeemable non-controlling interests.

To assist the Company’s management in its determination of the fair value of National Beef’s property and equipment, identifiable intangible assets and equity value, the Company engaged an independent valuation and appraisal firm.  The methods used by the Company’s management to determine the fair values included estimating National Beef’s business enterprise value through the use of a discounted cash flow analysis.  Property and equipment asset valuations included an analysis of depreciated replacement cost and current market prices.  The Company considered several factors to determine the fair value of property and equipment, including local market conditions, recent market transactions, the size, age, condition, utility and character of the property, the estimated cost to acquire replacement property, an estimate of depreciation from use and functional obsolescence and the remaining expected useful life of the assets.

Amounts allocated to product inventories were principally based on quoted commodity prices on the acquisition date.  For other components of working capital, the historical carrying values approximated fair values.  National Beef’s long-term debt principally consists of its senior credit facility payable to its bank group, which was renegotiated in June 2011.  In December 2011, the lenders consented to the acquisition as required by the credit facility, and to certain other amendments to the facility’s covenants; the pricing of the credit facility remained the same.  In addition to these factors, the Company also analyzed changes in market interest rates from June 2011 and concluded that the principal amount due under the credit facility approximated its fair value on the acquisition date.

The fair value of certain pre-existing redeemable noncontrolling interests was the amount paid to redeem such interests immediately after the Company’s acquisition of its controlling interest in National Beef.  The fair value of other redeemable noncontrolling interests was determined based upon the purchase price paid by the Company for its interest.

Use of Fair Value Estimates – Under GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Further, a fair value hierarchy prioritizes inputs to valuation techniques into three broad levels.  The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), the next priority to inputs that don’t qualify as Level 1 inputs but are nonetheless observable, either directly or indirectly, for the particular asset or liability (Level 2), and the lowest priority to unobservable inputs (Level 3).

Over 92% of the Company’s investment portfolio is classified as available for sale securities, which are carried at estimated fair value in the Company’s consolidated balance sheet.  The estimated fair values are principally based on publicly quoted market prices (Level 1 inputs), which can rise or fall in reaction to a wide variety of factors or events, and as such are subject to market-related risks and uncertainties.  The Company has a segregated portfolio of mortgage pass-through certificates issued by U.S. Government-Sponsored Enterprises (FHLMC or FNMA), which are carried on the balance sheet at their estimated fair value of $622,191,000 at December 31, 2011.  Although the markets that these types of securities trade in are generally active, market prices are not always available for the identical security.  The fair value of these investments are based on observable market data including benchmark yields, reported trades, issuer spreads, benchmark securities, bids and offers.  These estimates of fair value are considered to be Level 2 inputs, and the amounts realized from the disposition of these investments has not been significantly different from their estimated fair values.

The Company also has a segregated portfolio of non-agency mortgage-backed securities which are carried on the balance sheet at their estimated fair value of $39,839,000 at December 31, 2011.  Although these securities trade in brokered markets, the market for these securities is sometimes inactive.  The fair values of these investments are based on bid and ask prices, quotes obtained from independent market makers and pricing services.  These estimates of fair values are also considered to be Level 2 inputs.

Contingencies – The Company accrues for contingent losses when the contingent loss is probable and the amount of loss can be reasonably estimated.  Estimates of the likelihood that a loss will be incurred and of contingent loss amounts normally require significant judgment by management, can be highly subjective and are subject to significant change with the passage of time as more information becomes available.  Estimating the ultimate impact of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within the power of the Company to control.  The Company does not believe that any of its current litigation will have a significant adverse effect on its consolidated financial position, results of operations or liquidity; however, if amounts paid at the resolution of litigation are in excess of recorded reserve amounts, the excess could be significant in relation to results of operations for that period.  As of December 31, 2011, the Company’s accrual for contingent losses was not significant.

Results of Operations

Substantially all of the Company’s operating businesses sell products or services that are impacted by general economic conditions in the U.S. and to a lesser extent internationally.  Poor general economic conditions have reduced the demand for products or services sold by the Company’s operating subsidiaries and/or resulted in reduced pricing for products or services.  Troubled industry sectors, like the residential real estate market, have had an adverse direct impact not only on the Company’s real estate segments, but have also had an adverse indirect impact on some of the Company’s other operating segments, including manufacturing and gaming entertainment.  The discussions below concerning revenue and profitability by segment consider current economic conditions and the impact such conditions have had and may continue to have on each segment; however, should general economic conditions worsen and/or if the country experiences a prolonged recession, the Company believes that all of its businesses would be adversely impacted.

A summary of results of continuing operations for the Company for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009
Income (loss) from continuing operations before
income taxes and income (losses) related to
associated companies:
Manufacturing:
Idaho Timber	$(3,787)	$547	$(12,680)
Conwed Plastics	5,916	8,803	11,578
Gaming Entertainment	12,616	(2,159)	2,379
Domestic Real Estate	80,919	(54,935)	(71,298)
Medical Product Development	(42,696)	(25,443)	(23,818)
Other Operations	(24,374)	(17,487)	(26,434)
Corporate	648,861	473,614	(167,619)
Total consolidated income (loss) from continuing
operations before income taxes and income
(losses) related to associated companies	677,455	382,940	(287,892)

Income (losses) related to associated companies
before income taxes	(612,362)	375,021	805,803
Total consolidated income from
continuing operations before income taxes	65,093	757,961	517,911

Income taxes:
Income (loss) from continuing operations before
income (losses) related to associated companies	(270,316)	1,136,968	(7,200)
Associated companies	218,321	5,745	(25,567)
Total income taxes	(51,995)	1,142,713	(32,767)

Income from continuing operations	$13,098	$1,900,674	$485,144

Manufacturing – Idaho Timber

A summary of results of operations for Idaho Timber for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$159,026	$172,908	$142,709

Expenses:
Cost of sales	150,651	159,689	140,428
Salaries and incentive compensation	5,390	5,938	5,575
Depreciation and amortization	4,136	4,138	4,317
Selling, general and other expenses	2,636	2,596	5,069
	162,813	172,361	155,389

Income (loss) before income taxes	$(3,787)	$547	$(12,680)

Idaho Timber’s revenues for 2011 decreased as compared to 2010; shipment volume and average selling prices decreased 6% and 2%, respectively.  Idaho Timber believes that the abundance of existing homes available for sale in the market and high unemployment will continue to negatively impact housing starts and Idaho Timber’s revenues.  Until housing starts substantially increase, annual dimension lumber shipping volume may remain flat or could further decline.

Idaho Timber’s revenues for 2010 increased as compared to 2009; shipment volume and average selling prices increased approximately 3% and 17%, respectively.  Idaho Timber believes that the increase in revenues for 2010 primarily reflected customers replenishing dimension lumber inventory levels during the first half of the year that had been reduced during the recession, an increase in housing starts in the first half of 2010 prior to the expiration of the federal government’s home buyers’ tax credits program, a more balanced supply of lumber in the marketplace relative to demand and an increase in demand for certain of Idaho Timber’s products.

Raw material costs, the largest component of cost of sales (approximately 81% of cost of sales), reflect the lower shipment volume in 2011 as compared to 2010.  Raw material cost per thousand board feet was largely unchanged in 2011 as compared to 2010.  Raw material costs reflect the greater shipment volume and increased costs in 2010 as compared to 2009.  Raw material cost per thousand board feet increased approximately 15% in 2010 as compared to 2009, which was caused by reduced supply due to increased low-grade lumber exports and greater demand.  The difference between Idaho Timber’s selling price and raw material cost per thousand board feet (spread) is closely monitored, and the rate of change in pricing and cost is not necessarily the same.  Idaho Timber’s spread decreased approximately 14% in 2011 as compared to the prior year; the spread in 2010 increased by 29% as compared to the prior year.  Cost of sales during 2009 also included charges of $1,427,000 to reduce the carrying value of certain timber deed contracts.

Manufacturing – Conwed Plastics

A summary of results of operations for Conwed Plastics for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$85,961	$87,073	$82,094

Expenses:
Cost of sales	65,312	64,614	56,539
Salaries and incentive compensation	6,092	6,493	6,740
Depreciation and amortization	301	327	318
Selling, general and other expenses	8,340	6,836	6,919
	80,045	78,270	70,516

Income before income taxes	$5,916	$8,803	$11,578

Conwed Plastics’ revenues decreased in 2011 as compared to 2010, primarily reflecting declines in the housing, construction and filtration markets.  The ongoing slump in the domestic housing and construction industries has continued to unfavorably impact Conwed Plastics’ revenues, and the drop in filtration product revenues in 2011 reflects greater sales during 2010 related to the 2010 gulf oil spill.  In addition, revenues in some markets declined due to tighter inventory control by certain customers, loss of customers to competitors and general economic conditions.  The turf, erosion control and agricultural markets reflect increased revenues during 2011, principally due to increases in market share and new customers.

Conwed Plastics’ revenues increased in 2010 as compared to 2009 primarily in the erosion control, filtration, consumer products and turf reinforcement markets.  While Conwed Plastics saw signs of improved economic conditions in those markets and benefited from certain new product launches and new uses of its products, its results continued to be negatively impacted by competitive pressures and customers closely managing their inventory.

The primary raw material in Conwed Plastics’ products is a polypropylene resin, which is a byproduct of the oil refining process, whose price has historically fluctuated with the price of oil.  Global demand for raw materials has also resulted in higher prices for polypropylene.  Prices for polypropylene resin increased substantially in each annual period as compared to the preceding year, which adversely affected gross margin.  The volatility of oil and natural gas prices along with current general economic conditions worldwide make it difficult to predict future raw material costs.  Conwed Plastics believes that the increased competition for raw materials by foreign nations have and will continue to adversely impact raw material costs.  In addition, gross margins declined in 2011 due to changes in product mix and in 2010 due to greater amortization expense for intangible assets.

    Selling, general and other expenses in 2011 include losses of $1,404,000 related to the loss of a major customer and the sale of the plant in Mexico, and $634,000 of severance costs and professional fees related to employment matters.

Gaming Entertainment

A summary of results of operations for Premier for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$117,238	$114,809	$103,583

Expenses:
Direct operating expenses	84,795	83,075	79,452
Interest	33	244	489
Salaries and incentive compensation	2,460	2,459	1,977
Depreciation and amortization	16,785	16,657	16,532
Selling, general and other expenses	549	14,533	2,754
	104,622	116,968	101,204

Income (loss) before income taxes	$12,616	$(2,159)	$2,379

Premier’s gaming revenues increased 3% in 2011 as compared to 2010, principally due to slot machine revenue, which increased due to customer loyalty programs and enhancements, offset in part by a larger amount of table games payouts.  During 2011, overall gaming revenues for the entire Biloxi market declined slightly as compared to 2010.  Premier’s gaming revenues for 2010 increased approximately 12% as compared to 2009, while the local gaming market was largely unchanged.  Premier implemented new and enhanced customer loyalty programs, which it believes was the primary reason for the growth in its gaming revenues and market share.

The increase in direct operating expenses in 2011 as compared to 2010 primarily reflects greater marketing and promotional costs.  The increase in direct operating expenses in 2010 as compared to 2009 primarily reflects greater gaming taxes and marketing and promotional costs.

Selling, general and other expenses for 2010 include a loss for the award of $11,200,000, including interest, to the former holders of Premier’s bond debt as a result of a decision by the Bankruptcy Court for the Southern District of Mississippi.  The Premier noteholders had argued that they were entitled to liquidated damages under the indenture governing the notes, and as such were entitled to more than the amount paid to them when Premier emerged from bankruptcy in 2007.  Premier filed a notice of appeal of the Bankruptcy Court’s decision and no amounts were paid while the appeal was pending.  In April 2011, Premier entered into an agreement to settle the litigation with its former noteholders for $9,000,000.  As a result, Premier reduced the liability for the award and credited selling, general and other expenses for $2,241,000 in 2011.  All litigation with respect to Premier’s chapter 11 restructuring has been settled.

Domestic Real Estate

A summary of results of operations for the domestic real estate segment for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$96,501	$17,075	$30,637

Expenses:
Interest	34	2,034	2,322
Depreciation and amortization	3,461	6,163	8,408
Other operating expenses, including impairment
charges described below	12,087	63,813	91,205
	15,582	72,010	101,935

Income (loss) before income taxes	$80,919	$(54,935)	$(71,298)

Pre-tax results for the domestic real estate segment are largely dependent upon the performance of the segment’s operating properties, the current status of the Company’s real estate development projects and non-recurring gains or losses recognized when real estate assets are sold.  As a result, pre-tax results for this segment for any particular period are not predictable and do not follow any consistent pattern.

Revenues and other income in 2011 period include a gain on forgiveness of debt of $81,848,000 related to the Myrtle Beach project.  As is more fully discussed above, in January 2011 a subsidiary of the Company paid $19,275,000 to the lenders of the Myrtle Beach project in full satisfaction of the project’s non-recourse indebtedness, which had a balance of $100,524,000 at December 31, 2010.  The Company had previously recorded impairment charges which reduced the carrying amount of this project of $47,074,000 in 2010 and $67,826,000 in 2009.

The Company did not have any major real estate sales during 2011 and 2010; revenues and other income for 2009 include real estate sales of $12,422,000.  Revenues and other income in 2010 include a gain of $1,200,000 for the favorable settlement of an insurance claim and a lawsuit, and in 2009 include $962,000 of income related to the accounting for the mark-to-market value of an interest rate derivative relating to the Myrtle Beach project’s debt obligation.

Other operating expenses also include impairment charges for real estate projects of $2,357,000 and $3,646,000 in 2010 and 2009, respectively.  In 2009 other operating expenses also include a charge of $1,444,000 representing the net book value of land and buildings that was contributed to a local municipality and $1,787,000 for the periodic net settlement amount for the interest rate derivative.

Residential property sales volume, prices and new building starts have declined significantly in many U.S. markets, including markets in which the Company has real estate projects.  The slowdown in residential sales has been exacerbated by the turmoil in the mortgage lending and credit markets during the past few years, which has resulted in stricter lending standards and reduced liquidity for prospective home buyers.  The Company has deferred its development plans for certain of its real estate development projects, and is not actively soliciting bids for its fully developed projects.  The Company intends to wait for market conditions to improve before marketing certain of its projects for sale.

Medical Product Development

A summary of results of operations for Sangart for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$378	$123	$5,147

Expenses:
Salaries and incentive compensation	12,415	9,710	9,641
Depreciation and amortization	845	870	836
Selling, general and other expenses	29,814	14,986	18,488
	43,074	25,566	28,965

Loss before income taxes	$(42,696)	$(25,443)	$(23,818)

Revenues and other income for 2009 include $5,000,000 of insurance proceeds received upon the death of Sangart’s former chief executive officer.  Sangart’s selling, general and other expenses include research and development costs of $22,130,000, $5,428,000 and $3,487,000 for the years ended December 31, 2011, 2010 and 2009, respectively.  The increase in research and development costs in 2011 primarily related to preparation for and commencement of a larger Phase 2 clinical study of MP4OX in trauma patients, as well as $10,000,000 related to a new patent license.

Sangart’s results reflect charges (reductions) to selling, general and other expenses of $(4,447,000), $261,000 and $3,102,000 in 2011, 2010 and 2009, respectively, related to share-based awards previously granted to a former officer.  The fair value of these share-based awards increased during 2009 and 2010 but declined during 2011; accordingly, in 2011 Sangart reduced the liability and credited selling, general and other expenses.  Salaries and incentive compensation expense increased in 2011 principally due to higher headcount.

Selling, general and other expenses in 2010 reflect $859,000 of lower professional fees, $734,000 of decreased costs for severance and $700,000 of greater royalty expense than for 2009.  Selling, general and other expenses for 2009 included $1,892,000 of charges for manufacturing facility design costs that Sangart did not expect to use.

Sangart is a development stage company that does not have any revenues from product sales.  During 2010, Sangart completed a Phase 2 proof of concept clinical trial of MP4OX in trauma patients in Europe and South Africa.  Study results were considered to be successful and supported the conduct of a larger Phase 2 clinical study in trauma patients, which commenced in the second quarter of 2011.  If this larger Phase 2 study were to be successful, Sangart would have to conduct Phase 3 clinical studies in trauma patients.  Completing these studies will take several years at substantial cost, and until they are successfully completed, if ever, Sangart will not be able to request marketing approval and generate revenues from sales in the trauma market.  Sangart also recently commenced a Phase 1b clinical study involving its MP4CO product to treat sickle cell disease patients.  If this Phase 1b study were to be successful, Sangart would have to conduct Phase 2 and Phase 3 clinical studies in sickle cell disease patients, at substantial cost, prior to requesting marketing approval for the product.  The Company is unable to predict when, if ever, it will report operating profits for this segment.

Other Operations

A summary of results of operations for other operations for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income	$69,038	$67,119	$51,764

Expenses:
Interest	1	12	31
Salaries and incentive compensation	8,930	8,445	8,339
Depreciation and amortization	5,605	4,094	4,840
Selling, general and other expenses	78,876	72,055	64,988
	93,412	84,606	78,198

Loss before income taxes	$(24,374)	$(17,487)	$(26,434)

Other income for 2011 and 2010 includes $5,366,000 and $11,143,000, respectively, with respect to government grants to reimburse the Company for certain of its prior expenditures related to energy projects, which were fully expensed as incurred.  The change in revenues and other income for 2011 and 2010 also reflects $14,592,000 and $2,834,000, respectively, of increased revenues at the winery operations.   The change in revenues and other income for 2011 also reflect $4,540,000 of less income from a property rental business and $2,303,000 less income from purchased delinquent credit card receivables.

Selling, general and other expenses include $33,606,000, $26,776,000 and $23,546,000 for 2011, 2010 and 2009, respectively, related to the investigation and evaluation of energy projects (principally professional fees and other costs).  Selling, general and other expenses for 2010 also reflect $4,326,000 for other operations’ portion of a settlement charge in connection with the termination and settlement of the Company’s frozen defined benefit pension plan, and a $3,000,000 charge for a settlement with certain insurance companies.  The change in selling, general and other expenses for 2011 and 2010 as compared to the prior year also reflects $12,152,000 and $2,102,000, respectively, of greater costs at the winery operations, and for 2011 $1,412,000 of lower costs at the property rental business.  Selling, general and other expenses also include charges of $1,513,000 and $4,712,000 for 2010 and 2009, respectively, at the winery operations to reduce the carrying amount of wine inventory.

Corporate

A summary of results of operations for corporate for the three years in the period ended December 31, 2011 is as follows (in thousands):

	2011	2010	2009

Revenues and other income (including net
securities gains (losses))	$906,480	$744,337	$98,815

Expenses:
Interest	111,672	121,285	125,724
Salaries and incentive compensation	41,425	60,464	45,659
Depreciation and amortization	23,296	20,979	18,441
Selling, general and other expenses	81,226	67,995	76,610
	257,619	270,723	266,434

Income (loss) before income taxes	$648,861	$473,614	$(167,619)

Net securities gains (losses) for Corporate aggregated $641,480,000, $179,494,000 and $(21,106,000) for the years ended December 31, 2011, 2010 and 2009, respectively.  Net securities gains (losses) include gains of $628,197,000 and $94,918,000 for 2011 and 2010, respectively, resulting from the sale of a portion of the Company’s investment in the common shares of Fortescue, and in 2010 include a gain of $66,200,000 from the sale of the Company’s investment in LPH.  Net securities gains (losses) are net of impairment charges of $3,586,000, $2,474,000 and $31,420,000 during 2011, 2010 and 2009, respectively.  The Company’s decision to sell securities and realize security gains or losses is generally based on its evaluation of an individual security’s value at the time, the prospect for changes in its value in the future and/or the Company’s liquidity needs.  The decision could also be influenced by the status of the Company’s tax attributes.  The timing of realized security gains or losses is not predictable and does not follow any pattern from year to year.

Investment income increased $23,008,000 in 2011 as compared to 2010, principally due to cash dividends of $13,726,000 paid on Fortescue’s common shares and greater investment income due to a larger amount of fixed income securities.  Investment income declined $5,075,000 in 2010 as compared to 2009 principally due to lower interest rates.

Other income, which decreased $322,851,000 in 2011 as compared to 2010 and increased $449,997,000 in 2010 as compared to 2009, includes $214,455,000, $149,257,000 and $66,079,000 for 2011, 2010 and 2009, respectively, related to Fortescue’s Pilbara iron ore and infrastructure project in Western Australia.  The Company is entitled to receive 4% of the revenue, net of government royalties, invoiced from certain areas of Fortescue’s project, which commenced production in May 2008.  Depreciation and amortization expenses include prepaid mining interest amortization of $11,800,000, $9,943,000 and $7,293,000 for 2011, 2010 and 2009, respectively, which is being amortized over time in proportion to the amount of ore produced.  Other income in 2010 includes a gain on the sale of Las Cruces of $383,369,000, as discussed above.  Other income for 2010 and 2009 also includes gains for legal settlements of $2,107,000 and $10,453,000, respectively, and for 2009 gains of $6,693,000 on the repurchase of certain of the Company’s debt securities.

The decrease in interest expense primarily reflects decreased interest expense as a result of conversions of certain of the 3¾% Convertible Senior Subordinated Notes during 2009 and, as discussed above, repurchases of certain of the Company’s debt securities during each of the last three years.

The change in salaries and incentive compensation for 2011 as compared to 2010 is principally due to lower accrued incentive bonus expense of $37,558,000, of which $23,459,000 related to the Company’s Senior Executive Annual Incentive Bonus Plan, partially offset by greater share-based compensation expense.  The change in salaries and incentive compensation for 2010 as compared to 2009 reflects greater accrued incentive bonus expense of $22,253,000, of which $5,600,000 related to the Company’s Senior Executive Annual Incentive Bonus Plan, and lower share-based compensation expense.  Bonus accruals under the Senior Executive Annual Incentive Bonus Plan are based on a percentage of pre-tax profits as defined in the plan.  Other Corporate incentive bonuses are discretionary and not determined based on any mathematical formula.  The Company recorded share-based compensation expense relating to grants made under the Company’s senior executive warrant plan and the fixed stock option plan of $23,019,000, $4,067,000 and $10,905,000 in 2011, 2010 and 2009, respectively.  Share-based compensation expense increased in 2011 as compared to 2010 principally due to the warrants granted under the Company’s senior executive warrant plan in the second quarter of 2011.  Share-based compensation expense declined for 2010 as compared to 2009 due to the warrants previously granted under the Company’s senior executive warrant plan becoming fully vested.

Selling, general and other expenses include expenses related to the repurchase of certain of the Company’s debt securities of $6,352,000 and $5,138,000 in 2011 and 2010, respectively.  Selling, general and other expenses include costs for the investigation of investment opportunities and fees due for consummated transactions of $18,820,000 and $3,377,000 in 2011 and 2010, respectively, including $14,834,000 related to the acquisition of National Beef in 2011.  Selling, general and other expenses for 2010 include $8,403,000 for Corporate’s portion of the defined benefit pension plan settlement charge and an impairment charge of $1,449,000 for a corporate aircraft.  Selling, general and other expenses for 2011 as compared to 2010 also reflects greater severance expense of $1,342,000, increased insurance expense of $1,326,000 and higher corporate aircraft expense of $1,029,000.  The change in selling, general and other expenses during 2010 as compared to 2009 also reflects $28,300,000 of expenses incurred during 2009 related to the induced conversion of certain of the 3¾% Convertible Senior Subordinated Notes and higher corporate aircraft expense of $1,770,000 during 2010.

As discussed above, the income tax provision for 2010 reflects a credit of $1,157,111,000 as a result of the reversal of a portion of the valuation allowance for the net deferred tax asset.  The Company adjusted the valuation allowance since it believes it is more likely than not that it will have future taxable income sufficient to realize a substantial portion of the net deferred tax asset.  The tax provision for 2011 and 2010 also includes state and foreign income taxes, including withholding taxes on the FMG Note interest, of $21,445,000 and $14,926,000, respectively.

As of December 31, 2009, the Company had a full valuation allowance against its net federal deferred tax asset, including its available NOLs.  As a result, the Company did not record any regular federal income tax expense for the year ended December 31, 2009.  However, the Company had significant unrealized security gains reflected in accumulated other comprehensive income and in income related to associated companies.  If these gains were realized, the Company would be able to use its NOLs to fully offset the federal income taxes that would be due, but the Company would have to pay federal minimum taxes.  Although the payment of federal minimum taxes generates a minimum tax credit carryover, it would be fully reserved for in the net deferred tax asset valuation allowance.  Accordingly, for the year ended December 31, 2009, the Company recorded provisions for deferred federal minimum taxes payable of $22,678,000 and $11,594,000 in accumulated other comprehensive income and income related to associated companies, respectively.  In addition, income tax expense for the year ended December 31, 2009 includes state and foreign income taxes, including withholding taxes on the FMG Note interest of $10,655,000.

The Worker, Homeownership, and Business Assistance Act of 2009 provided taxpayers a special election for extended net operating loss carryback benefits, and with respect to any net operating loss for which the election was made, eliminated the limitation that applies to using the NOL to reduce alternative minimum taxable income.  In 2010, the Internal Revenue Service provided additional guidance with respect to application of the law, and the Company made the election with respect to its 2008 NOL.  As a result, approximately $1,940,000,000 of the NOLs referred to above can be used to fully offset federal minimum taxable income, and no federal regular or minimum income tax would be payable on such income.  During 2010, the Company reversed deferred federal minimum tax liabilities which had been recorded in prior periods of $11,594,000 to income related to associated companies and $22,678,000 to accumulated other comprehensive income.

The income tax provision reflects the reversal of tax reserves aggregating $600,000 and $2,000,000 for the years ended December 31, 2010 and 2009, respectively, as a result of the expiration of the applicable statute of limitations and the favorable resolution of various state and federal income tax contingencies.

Associated Companies

    Income (losses) related to associated companies includes the following for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	2011	2010	2009

Jefferies	$(668,282)	$157,873	$469,820
Mueller	(6,093)	–	–
ACF	–	183,572	376,490
Berkadia	29,033	16,166	20,811
Garcadia	19,996	14,424	(25,668)
JHYH	11,211	20,053	37,249
Linkem	(2,243)	–	–
HomeFed	1,410	1,108	882
Keen	–	–	(45,475)
Las Cruces	–	(16,159)	1,046
Other	2,606	(2,016)	(29,352)
Income (losses) related to associated
companies before income taxes	(612,362)	375,021	805,803
Income tax (expense) benefit	218,321	5,745	(25,567)
Income (losses) related to associated
companies, net of taxes	$(394,041)	$380,766	$780,236

The Company elected the fair value option to account for its investments in Jefferies, Mueller and ACF, with changes in market values reflected directly in earnings.  The Company sold its investment in ACF in 2010.

Berkadia acquired its commercial mortgage origination and servicing business pursuant to an Asset Put Agreement (“APA”) entered into between Berkadia and the seller in September 2009.  The seller paid Berkadia $40,000,000 for the right to require Berkadia to purchase the business pursuant to the terms of the APA.  The seller subsequently filed for bankruptcy protection under chapter 11 of title 11 of the United States Bankruptcy Code and exercised the put option.  Although there were other parties interested in purchasing portions of the commercial mortgage origination and servicing business, Berkadia’s offer was the only offer for the entire business, which eliminated the seller’s risk of having to dispose of the remaining business.  In addition, Berkadia’s offer included a provision to hire the employees operating the business, thereby saving the seller material employment related expenses.

Berkadia applied the acquisition method to account for the purchase and recorded the assets and liabilities acquired at fair value, which were principally mortgage servicing rights, mortgage loans and servicer advances.  The fair values of the net assets acquired exceeded the amount paid, principally due to the amount received as a put premium and the reasons identified above.  The excess was treated as a bargain purchase and recognized as a gain on the date of acquisition.  The Company’s share of the bargain purchase gain was $24,423,000, which is reflected in the table for 2009.

The Company’s equity in losses of Garcadia for 2009 includes impairment charges for goodwill and other intangible assets aggregating $32,348,000.

The Company owns approximately 31.4% of HomeFed, a California real estate development company, which it acquired in 2002.  The Company’s share of HomeFed’s reported earnings fluctuates with the level of real estate sales activity at HomeFed’s development projects.

The Company’s equity in losses of Keen includes impairment charges of $36,544,000 in 2009.  Keen became a consolidated subsidiary in November 2009.

The Company’s equity investment in Las Cruces was sold in 2010.

Discontinued Operations

Oil and Gas Drilling Services

In the third quarter of 2012, the Company entered into an agreement to sell Keen for aggregate consideration of $137,500,000; the sale closed in October 2012.  Pre-tax income (losses) of Keen were $3,533,000, $(13,937,000) and $46,738,000 for the years ended December 31, 2011, 2010 and 2009, respectively.  Pre-tax income from discontinued operations for 2009 reflects a gain of $49,345,000 resulting from a bargain purchase.

Domestic Real Estate

In August 2010 the Company sold its operating retail shopping center in Long Island, New York and recorded a pre-tax and after tax gain on sale of discontinued operations of $4,526,000.  Historical operating results for this business were not significant.

Property Management and Services

In September 2010 the Company sold ResortQuest, recognized a pre-tax and after tax gain on sale of discontinued operations of $35,367,000 and classified its historical operating results as a discontinued operation.  Pre-tax income of ResortQuest was $13,552,000 for the year ended December 31, 2010 and was not significant in 2009.

Telecommunications

In October 2010 the Company sold STi Prepaid, recognized a pre-tax and after-tax gain on sale of discontinued operations of $21,104,000 and classified its historical operating results as a discontinued operation.  During 2011, additional final payments were received from the buyer and the Company recognized a gain from discontinued operations of $9,669,000.  Pre-tax income of STi Prepaid was $1,863,000 and $354,000 for the years ended December 31, 2010 and 2009, respectively.

Other Operations

In 2010 the Company classified its power production business that burns waste biomass to produce electricity as a held for sale discontinued operation and recorded a charge of $25,321,000 to reduce the carrying amount of the business to its fair value.  Pre-tax losses of this business, including the impairment charge, were $3,722,000, $36,917,000 and $10,280,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Other

During the years ended December 31, 2011, 2010 and 2009, the Company received distributions of $4,690,000, $11,640,000 and $11,253,000, respectively, from Empire, a subsidiary of the Company that had been classified as a discontinued operation in 2001 and fully written-off.  For income tax purposes, the payments are treated as non-taxable distributions paid by a subsidiary.

The Company sold WilTel in December 2005.  During 2009, the Company received 636,300 of its common shares in connection with the resolution of a lawsuit related to WilTel and recorded income from discontinued operations of $15,222,000 based on the market value of the common shares.  These shares were originally issued in connection with the acquisition of WilTel in 2003, and had been held in a fund for certain claims made against WilTel prior to the Company’s ownership.  The resolution of the lawsuit found that the claimants were not entitled to the shares and they were returned to the Company.